Exhibit 23- Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-137836)  on Form S-8 of Petroleum Development Corporation of our report dated February 26, 2008, with respect to the statements of net assets available for benefits of the Petroleum Development 401(k) & Profit Sharing Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules as of December 31, 2006 and 2005, which report appears in the December 31, 2006 Annual Report on Form 11-K of The Petroleum Development 401(k) & Profit Sharing Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
February 26, 2008